Exhibit 99.2

                               RESELLER AGREEMENT


THIS AGREEMENT is made and entered into on ________Date___________, between DataHand Systems Inc., a Delaware corporation located at 3032 North 33rd Avenue, Phoenix, Arizona 85017-5247 ("Vendor"), and ____________________________________
("Reseller") a __________________________ corporation with principal offices at _____________________________________________________________________________

Reseller is authorized as the following
"Reseller Type": (check one)                [ ] Integrated Service Partner (ISP)
See EXHIBIT "A" for details                 [ ] Value Added Reseller (VAR)
                                            [ ] Certified Solution Partner (CSP)

BACKGROUND

A. Vendor has developed and desires to distribute the Data Hand "Ergonomic Products and Services" (herein referred to as "Products") as listed in EXHIBIT "B" Product Listing ("Ergonomic Products").

B. Reseller desires to obtain the right to resell the "Products" provided from Vendor and act as an independent marketer and reseller of Vendor's Products.

NOW, THEREFORE, the parties agree as follows:

1.   DEFINITIONS

(a) "Products" means the products listed in EXHIBIT "B", along with user documentation, an end user license agreement, and other supplemental materials, pre-packaged by or for Vendor.

(b) End User means a person or entity that acquires "Products" for use rather than resale or distribution.Resale Location means any location maintained by Reseller from which Reseller has the ability to explain, demonstrates, sell, and/or deliver, "Products".

2. APPOINTMENT: Appointment. Subject to the terms and conditions of this Agreement, Vendor hereby appoints Reseller as an independent, non-exclusive authorized reseller for the "Products", and Reseller hereby accepts said appointment.

(a) Distribution Limitations. Reseller shall market, distribute and license the "Products" only to End-Users. Reseller shall not authorize or appoint any dealers, agents, representatives, sub-distributors, original equipment manufacturers, value-added resellers, systems integrators, or other third parties to distribute or sublicense the "Products".

(c) Right to Use Trademarks. During the terms of this Agreement, Reseller is authorized by Vendor to use the trademarks set forth in EXHIBIT "C" Trademarks to this Agreement ("Vendor Trademarks") solely in connection with the marketing, advertisement and promotion of "Products". Use of any Vendor Trademark by Reseller will be allowed only in accordance with Vendor's trademark policies in effect from time to time. Reseller agrees to cooperate with Vendor in facilitating Vendor's monitoring and control of the nature and quality of Reseller's use of the Vendor Trademarks, and shall promptly provide Vendor with a copy of all materials in which Reseller uses any of the Vendor Trademarks. Reseller agrees not to attach any additional trademarks, logos or designations to the "Products". All uses of the Vendor Trademarks shall inure to the benefit of Vendor. Reseller has not paid consideration for the use of Vendor's Trademarks, and nothing contained in this Agreement shall give Reseller any interest in any of them. See EXHIBIT "C".

(d) Product Limitations. Reseller will not copy, alter, decompile, disassemble, rent, or electronically distribute the "Products" without expressed written permission of Vendor.

(e) Vendor's Reserved Rights.

(i) Other Distribution. Vendor reserves the right from time to time and in its sole discretion, inside or outside the Territory, to increase or decrease the number of authorized resellers of "Products", and to distribute "Products" using its own personnel or independent sales representatives, or via any other distribution channel.

(ii) Discontinuing Products. Vendor reserves the right to discontinue the publication, distribution or licensing of any or all "Products" at any time, and to cancel any Reseller orders for such discontinued products without liability of any kind.

3.   DISTRIBUTION

(a) Vendor Packaging. Reseller will distribute "Products" as shipped by Vendor, unopened with all packaging, documentation, warranties, disclaimers and license agreements intact.

(b) Product Returns. Reseller agrees to honor any refund requests of current product received from its End-User customers pursuant to the terms of the license agreement packaged with the "Products" provided by Vendor. Upon receipt of any such returned Product, Vendor shall, in its sole discretion, either refund to Reseller or credit Reseller's account with the amount paid by Reseller to Vendor for such Products. Restocking 15% may apply and damaged used goods are not refundable.

(c) Costs of Distribution. All costs relating to the distribution of the "Product" to the End-User shall be borne by Reseller.

(d) End-User Prices. Vendor shall determine retail prices for the "Products".

4.   VENDOR SUPPORT AND ASSISTANCE

During the term of this Agreement, Vendor shall provide Reseller with the following services:

(a) Promotional Materials. Vendor will provide mutually agreed-upon quantities of product brochures, evaluation copies, and demonstration copies of the Products, and will cooperate in the development and placement of advertising.

(b) Sales Support. Vendor will make a sales representative available to Reseller to assist with demonstrations to large accounts, in-house seminars, on-site large account seminars and sales training. Vendor will also make Product and sales training available for Reseller sales personnel, upon request, at Vendor's then-current fees and at such locations as selected by the Vendor.

(c) Technical Telephone Support. Reseller will be provided reasonable technical support, provided Reseller is in the plan and that the End-user has purchased the maintenance service and is operating either (a) the current version of the Product; or (b) the immediately-preceding release within one (1) year of the current release. Such support shall be provided only in accordance with the Vendor support procedures, which the company may modify from time to time as it deems necessary. Vendor may also specify such support obligations from time to time as it deems necessary to ensure the each End-user receives adequate support.

5.   RESELLER MARKETING OBLIGATIONS

(a) Reseller Certification. Reseller will satisfy and at all times remain in compliance with Vendors certification requirements, as set forth in EXHIBIT "A"(3), If Reseller fails to comply with the foregoing requirements within one hundred twenty (120) days of the Effective Date, then Reseller will be deemed to be in material breach of this Agreement and Vendor will have the right to terminate this Agreement pursuant to Section 13(a).(ii).

(b) Marketing Efforts. Reseller will use reasonable efforts to promote, market, and distribute the "Products" to End Users.

(c) Marketing Practices. Reseller will (i) conduct business in a manner that reflects favorably at all times on "Products" and the good name, goodwill and reputation of Vendor; (ii) avoid deceptive, misleading or unethical practices that are or might be detrimental to Vendor, the "Products", or the public, including but not limited to disparagement of Vendor or "Products"; (iii) make no false or misleading representation with respect to the Products; (iv) not publish or use any misleading or deceptive advertising material; and (v) make no representations with respect to the Products that are inconsistent with the literature distributed by Vendor, including all warranties and disclaimers contained in such literature.

6.   ORDER PROCEDURE

(a) Forecast, At least 7 days prior to the beginning of each quarter, Reseller shall provide Vendor with a forecast of the quantity of each Product that it expects to order during such quarter (using form provided in EXHIBIT "F").

(b) Controlling Terms. The terms and conditions of this Agreement shall apply to all orders for "Products" submitted to Vendor by Reseller, and shall supersede any different or additional terms on Reseller's purchase orders. Orders issued by Reseller to Vendor are solely for the purpose of requesting delivery dates and quantities.

(c) Acceptance by Vendor. All orders placed with Vendor for "Products" shall be subject to acceptance by Vendor at its principal place of business. Vendor shall use reasonable efforts to make deliveries promptly of orders so accepted, but Vendor shall not be liable for any damages to Reseller or to any other person for Vendor's failure to fill any orders, or for any delay in delivery or error in filling any orders for any reason whatsoever.

(d) Vendor Cancellation. Vendor reserves the right to cancel or delay shipment of any orders placed by Reseller and accepted by Vendor, if Reseller (i) fails to make any payment as provided herein, (ii) fails to meet reasonable credit or financial requirements established by Vendor, or (iii) otherwise fails to comply with the terms and conditions of this Agreement.

(e) Shipment. All "Products" will be shipped F.O.B point of manufacture. All shipments will be made with shipping charges prepaid by Vendor, and the "Products" will be insured against all risk of loss or damage until delivered to Reseller or End-user, Reseller shall reimburse Vendor for the cost of applicable shipping and insurance charges.

(f) Delivery Schedule and Delays. Vendor will use reasonable efforts to meet Reseller's requested delivery schedules for "Products". In no event, however, shall Vendor be liable for any damages to Reseller or to any other person for failure to deliver or for any delay or error in delivery of "Products" for any reason whatsoever. Should orders for "Products" exceed Vendor's available inventory, Vendor will allocate its available inventory and make deliveries on a basis Vendor deems equitable in its sole discretion and without liability to Reseller on account of the method of allocation chosen or its implementation.

(g) Reseller may cancel any order more than sixty (60) days prior to the scheduled shipment date without incurring any penalty therefor. Reseller may not cancel any order on or after the date on which such order is shipped by Vendor.

(h) Acceptance by Reseller. Each package containing a "Product" shall be deemed accepted by Reseller unless notice of a defect is received within thirty (30) days of shipment by Vendor and the "Product" package is returned to Vendor within forty-five (45) days of shipment. In the event of discovery of a defective copy of the "Product", Reseller's sole remedy shall be to exchange such product for a new one of the same type.

7.   RETURNS AND STOCK ROTATION

Reseller may return "Products" to Vendor, shipping prepaid, for credit (at the invoiced price) toward future purchases of "Products".

(a) Returned "Product" packages must be unopened, in merchantable condition and in their original factory sealed packaging.

(b) A Return of Materials Authorization ("RMA") number assigned by Vendor, and copies of the original invoices for the returned "Products" packages, must accompany the shipment.

8.   PRICES AND PAYMENT

(a) Prices. The price for each copy of each "Product" ordered by Reseller from Vendor shall be Vendor's then-current published suggested retail price, less the appropriate Reseller discount 20% Of list price. (2). In the event Reseller provides price quotations to End-users, the Reseller should always mention in such quotation a maximum validity date of the quotation no longer than forty-five (45) days.

(b) Price Increases. In the event Vendor increases the suggested retail price for any "Product", the increase will apply to any order received by Vendor after the effective date of the price increase and any order or portion thereof to be shipped after the effective date of such increase 45 days notification of any price increase.

(c) Price Decrease. In the event Vendor decreases the price for any "Product" (other than limited time promotions), the decrease will apply to all units of such "Product" in Reseller's inventory that (i) are in an unopened condition as of the effective date of the price decrease, and (ii) had been shipped to Reseller no more than 60 days prior to the effective date of such price decrease. The amount of the price decrease will be credited to Reseller's account for future purchases from Vendor in an amount equal to the difference between the net invoice price at which each such unit in inventory was delivered to Reseller and the current price or license fee.

(d) Taxes. Prices to Reseller do not include taxes of any nature. Reseller will pay all applicable taxes when invoiced by Vendor or will supply appropriate tax exemption certificates in a form satisfactory to Vendor. Under no circumstances will Vendor be responsible for Reseller's income tax, franchise tax, or other similar tax liability.

(e) Payment. Payment for ail "Products" ordered from Vendor by Reseller, plus applicable shipping and insurance costs and taxes, shall be due at the time of the order by check, money order, credit card, or other means satisfactory to Vendor. Vendor may, in its sole discretion, grant credit approval to Reseller in which case payment for "Products" ordered shall be due within thirty (30) days after the date of Vendor's invoice. All payments not made when due shall bear interest at the rate of 1.5% per month, or at the highest contract rate allowed by law, whichever is less, from the due date until paid. In addition, failure of Reseller to make any payment when due shall constitute sufficient cause for Vendor to immediately suspend its performance under this Agreement. Vendor reserves the right to terminate or modify the terms of credit payments when, in its sole discretion, Vendor believes that its payments may be at risk.

9.   PROPRIETARY INFORMATION AND NON-DISCLOSURE.

(a) Copyright. Reseller acknowledges that Vendor is the sole and exclusive owner of the copyright to the "Products". Reseller shall maintain Vendor's copyright notice on the Vendor" Products and will not alter, erase, deface or overprint any such notice on anything provided by Vendor.

(b) Confidential Information. Reseller acknowledges that, from time- to-time, it may be exposed to certain information concerning the "Products" and proposed new versions of the "Products" which is Vendor's confidential and proprietary information and not generally known to the public ("Confidential Information"), Reseller agrees that it will take appropriate steps to protect such Confidential Information from unauthorized disclosure, that it will not disclose such Information to any third party, and that it will not use any Confidential
Information (other than as authorized by this Agreement) without the prior written consent of Vendor. Reseller's obligations with respect to Confidential Information shall continue for the shorter of three (3) years from the date of termination of this Agreement, or until such information becomes publicly known other than by breach of this Agreement by Reseller.

10.  INDEMNIFICATION

(a) By Vendor. Vendor will defend, at its expense, any action brought against Reseller to the extent that it is based on a claim that any "Product" infringes any United States patent or copyright or misappropriates any U.S. trade secret. Vendor will pay all damages and costs finally awarded against Reseller in such action based on such a claim, provided that Reseller gives Vendor prompt written notice of any such claim and allows Vendor to control, and fully cooperates with Vendor in, the defense and all related settlement negotiations. Vendor shall have no liability for any settlement or compromise made without its consent. Upon notice of an alleged infringement, or if in the Vendor's opinion such a claim is likely, Vendor shall have the right, at its option, to obtain the right for Reseller to continue the distribution of the "Products", substitute other "Products" with similar operating capabilities, or modify the "Products" so that they are no longer infringing. In the event that none of the above options are reasonably available, in Vendor's sole opinion, Vendor may terminate this Agreement.

(b) By Reseller.  Reseller  will defend and  indemnify  Vendor  against and hold
Vendor harmless from, any and all claims, damages, and expenses (including reasonable attorneys' fees and costs of litigation), by any other party resulting from any improper acts or omissions by Reseller relating to its activities in connection with this Agreement, or misrepresentations relating to Vendor, "Products" or this Agreement, regardless of the form of action. Reseller shall be solely responsible for any claims, warranties or representations made by Reseller or Reseller's employees or agents which differ from the warranty provided by Vendor in the end-user agreement included with the "Products".

11.  VENDOR WARRANTY

(a) Authority. Vendor warrants that it has the full authority to grant the rights granted herein.

(b) Limitation and Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES, IF ANY, MADE TO THE END USER AS SET FORTH IN THE END-USER AGREEMENT INCLUDED WITH EACH "PRODUCT", VENDOR MAKES NO OTHER WARRANTIES RELATING TO THE SOFTWARE PRODUCTS EXPRESS OR IMPLIED. VENDOR DISCLAIMS AND EXCLUDES THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE OR USE. NO PERSON IS AUTHORIZED TO MAKE ANY OTHER WARRANTY OR REPRESENTATION CONCERNING THE PERFORMANCE OF THE "PRODUCTS" OR THE MEDIA ON WHICH THEY ARE SUPPLIED OTHER THAN AS PROVIDED IN THE END-USER AGREEMENT. RESELLER SHALL MAKE NO OTHER WARRANTY, EXPRESS OR IMPLIED, ON BEHALF OF VENDOR.

12.  LIMITATION OF LIABILITY

Except as set forth in the Paragraph titled "Indemnification", the liability of Vendor, in any, for damages relating to any of the "Products" shall be limited to direct damages and shall not exceed the total payments made by Reseller to Vendor for "Products" during the most recent 12 month period. IN NO EVENT SHALL VENDOR BE LIABLE FOR SPECIAL, CONSEQUENTIAL, COLLATERAL OR INCIDENTAL DAMAGES ARISING OUT OF THE LICENSE OR USE OF THE "PRODUCTS" PROVIDED HEREUNDER, EVEN IF VENDOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

13.  TERM AND TERMINATION OF AGREEMENT.

(a) Terms. This Agreement shall continue in force for one (1) year from the date of the Agreement ("Initial Term"). At the end of the Initial Term, and each Renewal Term thereafter, this Agreement shall be automatically renewed for an additional one (1) year term ("Renewal Term") unless earlier terminated by either party on thirty (30) days written notice provided that Reseller has met the than- current minimum commitments specified in " D"(1) and has remained in compliance with the Vendor's certification requirements specified in EXHIBIT "A"(3).

(b) Termination for Cause. Vendor may terminate this Agreement at any time prior to the expiration of the then-current Term, in the event that:

(i) Reseller defaults in any payment due to Vendor and such default continues unremedied 10 days after receipt by Reseller of written notice thereof;

(ii) Reseller is in default with respect to any other provision of this agreement and such failure or default continues unremedied 10 days after receipt of written notice.

(iii) The Reseller or any person involved in its enterprise, seriously discredits himself, as a result of which the good name and fame of the Vendor and or its products suffer (consequential) damage.

(c) Automatic Termination, This Agreement terminates automatically, with no further action by either party, if (i) a receiver is appointed for either party or its property, (ii) either party makes an assignment for the benefit of its creditors, (iii) any proceedings are commenced by, for or against either party under any bankruptcy, insolvency, or debtor's relief law for the purpose of seeking a reorganization of such party's debts, and such proceeding is not dismissed within 30 calendar days of its commencement, (iv) either party is liquidated or dissolved, or (v) Reseller breaches any obligation related to Vendor's proprietary rights.

(d) Orders After Termination. In the event that any notice of termination of this Agreement is given, Vendor will accept and process any orders received from Reseller after notice but prior to the effective date of termination to the extent such orders are directly attributable to specific identifiable Reseller contractual supply obligations. Notwithstanding any credit terms made available to Reseller prior to such notice, any "Products" shipped thereafter must be prepaid or paid for on a C.O.D. basis.

(e) Rights on Termination. Upon termination of this Agreement:

(i) Vendor shall have the right to reacquire all "Products" then in Reseller's inventory at prices equal to or less than the prices paid by Reseller for such "Products".

(ii) Except as otherwise permitted by law, Reseller will cease to use any Vendor Trademark in connection with promotion or advertising of the "Products" or otherwise.

(iii) If Reseller is in default hereunder, then the due date of all outstanding invoices for the "Products" will automatically be accelerated so that they become due and payable on the effective date of termination, even if longer terms had been provided previously. Except as otherwise provided herein, all orders or portions thereof remaining unshipped as of the effective date of termination shall automatically be canceled.

14.  GENERAL PROVISIONS

(a) Assignment. This Agreement may not be assigned by Reseller or by operation of law to any other person, persons, firms, or corporation without the express written approval of Vendor.

(b) Notices. All notices and demands hereunder shall be in writing and shall be served by personal service or by mail at the address of the receiving party set forth in this Agreement (or at such different address as may be designated by such party by written notice to the other party). All notices or demands by mail shall be by certified or registered mail, return receipt requested, or by nationally recognized private express courier, and shall be deemed complete upon receipt.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Arizona.

(d) Relationship of the Parties. Each party is acting as an independent contractor and not as an agent, partner, or joint venture with the other party for any purpose. Except as provided in this Agreement, neither party shall have any right, power, or authority to act or to create any obligation, express or implied, on behalf of the other.

(e) Force Majeure. Neither party shall be responsible for delays or failure of performance resulting from acts beyond the reasonable control of such party. Such acts shall include, but not be limited to, acts of God, strikes, walkouts, riots, acts of war, epidemics, failure of suppliers to perform, governmental regulations, power failure(s), earthquakes, or other disasters.

(f)  Survival  of  Certain   Provisions.   The  payment,   indemnification   and
confidentiality obligations set forth in the Agreement shall survive the termination of the Agreement by either party for any reason.

(g) Headings. The titles and headings of the various sections and paragraphs in this Agreement are intended solely for convenience of reference and are not intended for any other purpose whatsoever, or to explain, modify or place any construction upon or on any of the provisions of this Agreement.

(h) All Amendments in Writing. No provisions in either party's purchase orders, or in any other business forms employed by either party will supersede the terms and conditions of this Agreement, and no supplement, modification, or amendment of this Agreement shall be binding, unless executed in writing by a duly authorized representative of each party to this Agreement.

(i) Entire Agreement. The parties have read this Agreement and agree to be bound by its terms, and further agree that it constitutes the complete and entire agreement of the parties and supersedes all previous communications, oral or written, and all other communications between them relating to the license and to the subject matter hereof. No representations or statements of any kind made by either party, which are not expressly stated herein, shall be binding on such party.

IN WITNESS WHEREOF, the parties hereto have affixed their signatures and initialed each page hereof on the date first written above.


RESELLER                                   VENDOR.
                                           Data Hand System, Inc.


----------------------------------         ----------------------------------
Signature                                  Signature

----------------------------------         ----------------------------------
Printed Name and Title                     Printed Name and Title

----------------------------------         ----------------------------------
Date:                                      Date:

                                    EXHIBIT A

Certified Solution Partners (CSP)

1. Definition: A CSP is a special type of reseller who combines the sale of the "Products" into a full product solution or a consulting firm that wishes to add the "Product" into a currently available product or offering. "Products" will be considered a value added optional part of a current package being offered by the CSP.

2. Duties and capabilities:

     *    Successful Business with strong organization and client list
     *    Current industry related product
     *    Aggressive business and sales strategy
     * Willing to make "Products" an important additional offering for their current solution.
     * Strong sales, pre-sale support, consulting (professional services) installation, post sales support, and marketing organizations.
     *    Industry knowledge and installed base of their products
     *    Commit to sales quotas as part of add on business to their products
     * Promote "Products" as an option and add to their standardized materials
     *    Provide complete solution to customers
     * Annual business plan for Solution and "Product" as an add on to current products
     *    Scheduled reviews
     * Close contact and partnership between both executives and staff of partner and Vendor.
     *    Sales and demonstration capability for current installed customers.
     *    Prospecting for new clients (as a part of the entire offering)
     *    Customer installation, modifications and training
     *    Preparation of RFP's

3. Certification:

For each geographical location in which CSP is authorized to distribute "Products", as specified in Section l.d, maintain at least one (1) employee as a Certified Installer/Trainer. To become a Certified Trainer/lnstaller, each employee must complete Vendor's then-current Training and certification Program and pass the Certification Examination within one hundred twenty (120) days of the Effective Date of this Agreement. Any other CSP employees who intend to provide technical assistance or offer consulting services to End Users must complete the Program and must the Certification Examination prior to performing such services.

Training will be conducted in English. Personnel nominated by the Reseller to attend the training must possess appropriate expertise and be competent in English.

4. Start-up Package:

The Start-up Package will include the following:

     1.   Data Hand Demonstration model Personal Edition .

     2. Certification training for one (1) individuals, to be conducted at Vendor's facilities.

     3.   Certification Assistance.

Twenty Five (25) hours of on-site Vendor consulting services.

5. Pricing:

          Corporate "Train the Trainer" Program $7000.00
          Travel and living expenses are not included.

                                    EXHIBIT B
                        PRODUCT LISTING BY RESELLER TYPE
                      ALL PRICING IN U.S. DOLLARS, FOB PLAN
                                    TYPE: CSP

                             DATAHAND SYSTEMS, INC.

        PRODUCT                              DESCRIPTION                             PRICE
-----------------------------------------------------------------------------------------------
PROFESSIONAL II-PS2 MOUSE/       Model Professional II with macro               Dealer $1036.00
Mfg part number: A2000000        programming and key re-mapping, PS2 mouse      Retail $1295.00
Weight: 8.5                      (6 pins).
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PROFESSIONAL II-SERIAL MOUSE/    Model Professional II with macro               Dealer $1036.00
Mfg part number: A2000100        programming, key re-mapping, and a serial      Retail $1295.00
Weight: 8.5                      mouse (9 pins).
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DATAPROOF 10-KEY/                Numeric 10 key right hand only.                Dealer $ 956.00
Mfg part number: A9000000                                                       Retail $1195.00
Weight: 4.5
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DATACHAIR/                       Cramer, Inc. Triton Ergonomic Office Chair     Dealer $1636.00
Weight: 60                       with DataHand Professional II keyboard         Retail $1895.00

COLOR CHOICES:

Black/
Mfg part number: A7001002

Oxford Gray/
Mfg part number: A7001003

Dark Blue/
Mfg part number: A7001003

Maroon/
Mfg part number: A7001004

DataChair Mounting Kit/          Chair mounting hardware only. adjustable       Dealer $120.00
Mfg part number: A7001100        arms. DataHands sold separately.               Retail $144.00
Weight: 2
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

        PRODUCT                              DESCRIPTION                             PRICE
-----------------------------------------------------------------------------------------------
LARGE PALM PADS/                 Large Palm Pads (at least 7 1/4"/18.5cm tip    Included
Mfg part number: P2480003        of index finger to end of palm).
Weight: N/C
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SMALL PALM PADS/                 Small Palm Pads (less than 7 1/4"/18.5cm tip   Included
Mfg part number: P2480002        of index finger to end of palm).
Weight: N/C
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PERSONAL EDITION-PS2/            Personal Edition model with a PS2 mouse        Dealer $795.00
Mfg part number: A8000000        (6 pins).                                      Retail $995.00
Weight: 8.5
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PERSONAL EDITION-SERIAL MOUSE/   Personal Edition model with a Serial mouse     Dealer $795.00
Mfg part number: A8000100        (9 pins).                                      Retail $995.00
Weight: 8.5
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MOUSE SPLITTER-SERIAL/           Y adapter to connect 2 serial mouse            Dealer $60.00
Mfg part number: A7000501        connections.                                   Retail $75.00
Weight: 1
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MACINTOSH ADAPTER - ADB/         Macintosh PS2 to ADB adapter.                  Dealer $ 97.00
Mfg part number: A7000101                                                       Retail $122.00
Weight: 1
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MACINTOSH ADAPTER - USB/         Macintosh PS2 to USB adapter.                  Dealer $ 97.00
Mfg part number: A7000102                                                       Retail $122.00
Weight: 1
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SUN MICROSYSTEMS ADAPTER/        Sun Microsystems PS2 to Sun computer adapter.  Dealer $144.00
Mfg part number: A7000200                                                       Retail $180.00
Weight: 1
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PS2 TO USB PCI BUS ADAPTER/      Converts PS2 to USB using an open PCI slot.    Dealer $32.00
Mfg part number: A7000301                                                       Retail $40.00
Weight: 1
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  A 30-day return policy, less a 15% restocking fee applies to all purchases.
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

                                    EXHIBIT C
                                VENDOR TRADEMARKS

Registered DataHand(R)
ERGOMOTION(R)